EXHIBIT 10.3
RELEASE AGREEMENT
     Valeant Pharmaceuticals International (the “Company”) has agreed that, in return for my signing this Release Agreement, dated as of February 1st, 2008 (the “Agreement”), the Company will provide me with the benefits described in the Separation Agreement, dated as of February 1, 2008 between me and the Company (the “Separation Agreement”). I understand that I am not entitled to severance benefits unless I sign this Agreement. I understand that, regardless of whether I sign this Agreement, the Company will pay me any accrued salary and vacation to which I am entitled by law. In consideration for the benefits I am receiving under this Agreement:
     (1) I hereby release the Company and its parent, subsidiaries, predecessors, successors, and affiliates, and their officers, directors, employees, shareholders, and agents from any and all claims, liabilities, or obligations of every kind, but only to the extent (a) actually known by me or, if unknown, are of such a nature that a prudent person acting under similar circumstances would know of such claims; and (b) arising at any time prior to and through the date I sign this Agreement. This general release includes, but is not limited to: all federal and state statutory and common law claims; claims related to my employment, termination of my employment, breach of contract, tort, discrimination, harassment, retaliation, fraud, emotional distress, compensation or benefits; and claims for any form of equity or compensation. In releasing claims potentially unknown to me at present, I acknowledge that I have understood and waived all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction. California Civil Code Section 1542 provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
     (2) I acknowledge that I am knowingly and voluntarily waiving and releasing any rights that I may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I was already entitled and provided to me in order to obtain a full release of all claims, including claims for age discrimination. I further acknowledge that I have been advised by this writing that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose voluntarily to execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement to revoke the Agreement as to only any claim I may have for age discrimination under the ADEA by providing written notice to the head of the Company’s Human Resources department which is received by 5:00 p.m. on the seventh day following my execution of this Agreement (I acknowledge that I do not have a right to revocation with respect to any other claims); and (e) this Agreement will be effective upon my execution of it, but that no benefits will be owed to me any sooner than the payment date set forth in the Separation Agreement. I further acknowledge that 90% of the benefits provided to me by this Agreement are for the release of any potential claim for age discrimination I may have under the ADEA.
     (3) Notwithstanding anything herein to the contrary, I am not releasing: (a) any claims that relate to my right to enforce this Agreement or the Separation Agreement, (b) my rights of indemnification and directors and officers liability insurance coverage (or replacements therefor) to which I was entitled immediately prior to the date of this Agreement with regard to my service on behalf of the Company and its affiliates (including, without limitation, under Section 13(d) of the Executive Employment Agreement); (c) my rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Company or under COBRA; (d) my rights under the provisions of the Executive Employment Agreement which are intended to survive the termination of my employment; or (e) my rights as a stockholder.
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          This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to my release of all known and unknown claims against the Company. I acknowledge and understand that certain provisions in my Amended and Restated Executive Employment Agreement dated as of January 1, 2005 are intended to and do survive the termination of my employment and the execution of the Separation Agreement and this Agreement. I am not relying on any promise or representation, written or oral, that is not expressly stated herein. This Agreement may only be modified by a written agreement signed by both me and a duly authorized officer of the Company and approved by the Company’s Board of Directors.

UNDERSTOOD AND AGREED:

/s/ Timothy C. Tyson	February 1, 2008

Timothy C. Tyson	Date

/s/ Norma Provencio	February 1, 2008

Valeant Pharmaceuticals International	Date

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